Exhibit 23.1

                             Stan Jeong-Ha Lee, CPA
              2160 North Central Rd Suite 203 * Fort Lee * NJ 07024
                  P.O. Box 436402 * San Ysidro * CA 92143-9402
               619-623-7799 * Fax 619-564-3408 * stan2u@gmail.com


To Whom It May Concern:

The firm of Stan J.H. Lee, CPA consents to the inclusion of our report of July 12, 2009 on the audited financial statements of Saguaro Resources, Inc. as of June 30, 2009 and 2008, in any filings that are necessary now or in the future with the U.S. Securities and Exchange Commission.

Very truly yours,



/s/ Stan J.H. Lee, CPA
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Stan J.H. Lee, CPA
Fort Lee, NJ 07024
November 12, 2009